Registration No. 333-


SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549


FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIASYS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State of Incorporation)
06-1339248
(I.R.S. Employer Identification No.)


49 LEAVENWORTH STREET
WATERBURY, CT 06702
(203) 755-5083
(Address and telephone number of Principal Executive Office)

TODD M. DeMATTEO
49 LEAVENWORTH STREET
WATERBURY, CT 06702
(203) 755-5083
(Address and telephone number of Agent for Service)


COPIES TO:

STANLEY MOSKOWITZ, ESQ.
ROSENMAN & COLIN LLP
575 MADISON AVENUE
NEW YORK, NEW YORK 10022-2585
(212) 940-8800


APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. /x/

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


CALCULATION OF REGISTRATION FEE

Title of Shares      Amount to be     Proposed      Proposed     Amount of
To Be Registered     Registered (1)   Maximum       Maximum      Registration
                                      Aggregate     Aggregate    Fee (2)
                                      Price Per     Offering
                                      Per Unit (2)  Price (2)
common stock,
$.001 par value
(the "Common
Stock")              (1) 750,000        $8.14       $6,105,000      $1,612

(1)	Represents shares to be sold by the selling security holders named herein
(the "Selling Shareholders"), including:

(i) up to 600,000 shares of Common Stock that may be acquired upon conversion of the Registrant's Series A Convertible Preferred Stock (the "Series A Preferred Shares"), at an assumed conversion price of $5.00 per share (ii) up to 150,000 shares that may be acquired upon the exercise of outstanding warrants.

Also includes an indeterminate number of shares of Common Stock that certain Selling Shareholders may acquire as a result of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the anti-dilution provisions of the Series A Preferred Shares and the warrants. Does not include additional shares of Common Stock that may be acquired by the Selling Shareholders upon conversion of the Series A Preferred Shares attributable to the operation of the conversion price formula set forth in the certificate of designations for the Series A Preferred Shares due to a decline in the market price of the common stock as a result of which the conversion price is less than the assumed conversion price set forth above.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to rule 457(c) based upon the average of the high and low prices per share of the Company's Common Stock on The Nasdaq SmallCap Market on December 6, 2000.


REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




PROSPECTUS
DiaSys Corporation
750,000 Shares of
Common Stock

This prospectus relates to the public offering of up to 750,000 shares of Common Stock of DiaSys Corporation, a Delaware corporation, all of which are being offered by the Selling Shareholders named in this prospectus. The shares include up to 600,000 shares of Common Stock which are reserved for issuance upon the conversion of our Series A Preferred Shares and up to 150,000 shares of Common Stock issuable upon the exercise of five-year warrants (the "Warrants").

The two Selling Shareholders acquired the Series A Preferred Shares and Warrants in a private placement offering pursuant to an exemption from registration under the Securities Act of 1933, provided by rule 506 of Regulation D.

We will not receive any of the proceeds from the offer and sale of the shares of Common Stock offered herein by the Selling Shareholders. However, 36,254 of the shares, subject to adjustment, offered by the Selling Shareholders are issuable upon the exercise of the Warrants at a price of $9.1025 per share, subject to adjustment. Assuming all of the Warrants are exercised at a price of $9.1025 and the Selling Shareholders do not exercise the Warrants in whole or in part by means of certain "cashless exercise" provisions set forth in the terms of the Warrants; we would receive gross proceeds of $330,002.03

Our common stock is listed on the Nasdaq Smallcap Market under the symbol "DIYS." Because the Selling Shareholders will offer and sell the shares of Common Stock at various times, we have not included in this prospectus information about the price to the public of the shares of Common Stock or the proceeds to the Selling Shareholders.

---------------------

THE SHARES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF
RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 8, IN DETERMINING WHETHER TO PURCHASE SHARES OF OUR COMMON
STOCK.
---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is      , 2000


No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by DiaSys Corporation, any Selling Shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION ABOUT DIASYS
FORWARD LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
INDEMNIFICATION OF DIRECTORS AND OFFICERS
LEGAL MATTERS
EXPERTS
MATERIAL CHANGES

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is completed.

(1)	Our Annual Report on Form 10-KSB, for the fiscal year ended June 30, 2000;

(2)	Our Quarterly Report on Form 10-QSB for the quarter ended September 30,
2000;

(3)	Our Current Report on Form 8-K, filed with the Commission on October 12,
2000;

(4)	Proxy Statement filed with the Commission on November 21, 2000;

(5) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the Commission on October 20, 1994; and

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

DiaSys Corporation
45 Leavenworth Street
Waterbury, Connecticut 06702-2115
Attention: Todd M. DeMatteo
(203) 755-5083

You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. The Selling Shareholders, named herein, are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities.

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus.

INFORMATION ABOUT US

DiaSys Corporation (the "Company") was organized in 1992 in the State of Connecticut and effected a statutory merger into a Delaware corporation of the same name in 1993. The Company completed its initial public offering on January 10, 1995 and its Common Stock trades on the NASDAQ smallcap market under the symbol "DIYS". On September 30, 2000, the Company acquired all of the capital stock of Intersep Limited, a United Kingdom based manufacturer of diagnostic laboratory products and test kits.

Strategy

Since its inception, the Company has adhered to a precise business strategy; namely: to identify gaps in the product offerings of leading medical diagnostic manufacturers; to fill the gaps with practical, cost effective automation; to protect the technology with broad-based patents and trademarks; to secure market acceptance of the technology; and, to then build strategic sales and distribution alliances with the leaders in the industry (see: Strategic Relationships below). The strategy also contemplates growth through strategic business combinations.

Products

With the acquisition of Intersep, the Company's products can be broadly classified into two categories, (i) workstation-systems which increase the accuracy and reduce the cost to perform routine laboratory analysis of various body fluids; and, (ii) disposable diagnostic reagents and test kits which provide accurate, early diagnosis of certain medical conditions, especially parasites in blood and feces. Each category can be further described as follows:

Workstations

The Company's workstation-systems are composed of the "R/S", "FE", and, "CytoSys" series of products. The "R/S" workstation-systems increase the accuracy, productivity and cost-efficiency of the thousands of medical laboratories worldwide, which routinely analyze urine sediment. The "R/S" family is comprised of three models: The R/S 1000 serves the needs of laboratories conducting fewer than 20 urine tests at a time such as doctor office laboratories, out patient clinics, and "stat" labs where accuracy, standardization and quick turnaround are of utmost importance. The R/S 2000 serves mid-sized laboratories such as general hospitals. The R/S 2003 accommodates high volume laboratories such as clinical reference labs. There are hundreds of "R/S" series workstation-systems installed around the world within numerous national laboratory networks and core medical facilities.
The "R/S" series workstation-systems are currently the Company's main source of revenue.

The "FE" series workstation-systems are composed of the FE-2, FE-2i, collection tubes and fecal concentrators. These workstation-systems automate and reduce the cost of microscopic analysis of fecal concentrates; a procedure performed by thousands of hospital, public health and private commercial laboratories worldwide in order to detect the presence of ova (eggs), cysts, and parasites in the lower intestinal tract of humans and animals. The presence of such organisms is critical to the proper care of the patient. The test is non-invasive, can be performed on an outpatient basis, and quickly provides confirmatory results. The "FE" series workstation-systems are being newly introduced to the world markets in combination with the collection tubes and concentrators acquired through the Intersep acquisition.

The CytoSys 1 is the first of a family of workstation-systems, which automate and reduce the cost to perform microscopic analysis of multiple body fluids including cerebral spinal fluid, fine needle aspirations, serous, amniotic and other cell suspensions. The Company announced the CytoSys 1 at the international meeting of American Association of Clinical Chemists/American Society of Clinical Laboratory Scientists (AACC/ASCLS) in July 2000. The Company expects to release "first" production CytoSys workstations to market in January 2001.

Disposable Diagnostic Test Products and Kits

Through its acquisition of Intersep, the Company manufactures and distributes numerous consumable reagents and test kits. The markets for these products are hospital and commercial laboratories and biotech and pharmaceutical companies. The Company is in the process of developing the plans necessary to assimilate the products and markets of each company.

Sales, Marketing, and Distribution

North America

The Company sells and services its workstation-systems and consumable products through its headquarter offices in Waterbury, Connecticut. North America is organized into six distinct sales regions. A manager staffs each region and is responsible for sales and service of the Company's products in his/her region. North American sales efforts are supported by a Director of Sales, a Director of Marketing and a Manager of Field Services, each located at the Company's headquarter's office. Each sales manager earns a base salary, commissions and bonuses based upon achievement of monthly, quarterly and yearly quota objectives.

Sales in North America are facilitated by strategic marketing and distribution alliances with Bayer Corporation and Allegiance Healthcare in the United States and Bayer Incorporated in the Canada (see: Strategic Relationships below). Additionally, sales in North America are supported by telemarketing, direct mail campaigns, advertising in key trade journals, participation in technical workshops, and exhibitions at national trade shows.

International

The Company sells and services its workstation-systems and consumable products in Europe, the Middle East and Africa through its subsidiary based in the United Kingdom. DiaSys Europe, Ltd. sells and services the Company's products almost exclusively through independent third party distributors. There is some direct selling in the United Kingdom. Distributors are generally exclusive to the territory they are assigned, and are required to meet certain minimum revenue commitments within the terms of the Company's distribution plan and agreement.

Chinese and Pacific Asian operations are managed by local distributors under the direction and guidance of the Company's President (see: Strategic Relationships below).

Strategic Relationships

Bayer Corporation

The Company has entered into a Strategic Cooperation Agreement with the Diagnostics Division of Bayer Corporation, the United States subsidiary of the international chemical and health care conglomerate, Bayer AG headquartered in Germany. Under the Cooperation Agreement, Bayer and DiaSys recommend and refer each other's urinalysis workstations to hospital and commercial laboratory customers in the United States. The companies also confer on account strategy and provide unified network standardization plans through Bayer at the request of the customer. Each company installs and services its own equipment.

The Company has started to recognize sales of its workstations through its strategic relationship with Bayer. The Company's activities have also assisted Bayer with the sale of its urine chemistry analyzers.

As of September 30, 2000, there were over 250 customers using one or more Bayer/DiaSys systems in North America.

Bayer Incorporated

On June 27, 1996 the Company entered into a strategic cooperation agreement with Bayer Inc., the Canadian subsidiary of the international chemical and health care giant, Bayer AG (Germany). Under the agreement, Bayer's Health Care Division and the Company jointly market their urine analysis workstations to hospitals and clinical reference laboratories in Canada. The two companies have also agreed to engage in joint product development if and as mutually advisable. The parties renewed their agreement for an additional two years on June 30, 1999.

Allegiance

On June 27, 2000, the Company entered into a multiple year distribution agreement with Allegiance Healthcare Corp., a subsidiary of Cardinal Health, Inc. (NYSE:CAH). Allegiance is America's leading provider of health-care products and cost-management services needed by hospitals, laboratories and others in health care. Under the terms of the agreement, Allegiance will promote and distribute the Company's urine sediment workstations through its 120 sales reps and numerous supply relationships. The Company is in the process of training Allegiance's sales represenatives in the field.

Hua Sin Science Co. LTD

Effective March 1, 1999, the Company entered into a multi-year sales and service agreement with Hua Sin Science Co. LTD, located in Guangzhou China.
Hua Sin manufactures and distributes instruments and reagents to China's
60,000 hospital and medical laboratories. Hua Sin is also the exclusive distributor of BAYER's CLINITEK series urine chemistry analyzers in China. The Company officially commenced joint operations with Hua Sin in Guangzhou during the week of April 12, 1999. As of September 30, 2000, Hua Sin ordered 107 R/S 2003 urine sediment workstations, 85 of which have been delivered.

Additionally, on May 4, 2000, the Health Ministry of China certified the Company's urinalysis and fecal concentrate workstations for use by all 60,000 medical laboratories in China. The Health Ministry of China is the equivalent of the Food and Drug Administration (FDA) in the United States.

Kaiser Permanente

Effective April 1, 1999, the Company entered into a three-year product supply agreement with Kaiser Foundation Health Plan, Inc., the nation's leading not-for-profit integrated health system. The DiaSys Urine Sediment Analyzer was selected by the Kaiser Permanente Standards and Sourcing Team for Hematology as the recommended product to be used in conjunction with their standard urinalysis analyzers whenever a microscopic urine test is required. The agreement does not include minimum commitments. However, as of September 30, 2000, there were 14 Kaiser-managed laboratory facilities using one or more DiaSys workstations.

Lenta LTD

Effective August 1, 1999, the Company entered into a multiple year Sales and Service agreement with Lenta Teshis Orunleri Ticaret ve Sanayi Ltd. St. (Lenta). Lenta is a leading distributor of urinalysis and diagnostic equipment with headquarter offices in Istanbul and 14 correspondent offices throughout Turkey. The Company officially commenced joint operations with Lenta on September 7, 1999 in Istanbul. As of September 30, 2000, Lenta has ordered 120 workstations, 71 of which have been delivered.

Government Contracts

The Company has been awarded two Federal supply contracts: (i) one by the General Services Administration (GSA), and (ii) one by the Department of Veteran's Affairs (FSS). The GSA contract allows government agencies to purchase workstations, and the FSS allows the network of veteran and military hospitals to install workstations on a "cost-per-test" basis. As of September 30, 2000, the Company has installed 35 workstations under these awards.

Other Significant Relationships

The Company has established a number of other important relationships with large-scale national laboratory networks and buying groups. The Company's workstations are used in multiple sites in each of the five largest commercial laboratory networks in the nation.

Manufacturing And Warranty Obligation

The Company internally designs and manufactures its workstation products. The Company purchases sub-assemblies and parts designed according to Company specifications, and assembles and final tests the sub-assemblies and parts within its own facility. The Company has developed alternate qualified vendors for its critical raw material and supplies that could fulfill its requirements if needed. Implementation of the plan has resulted in higher manufacturing quality, reduced lead-time-to-delivery and reduced costs in manufacturing.

The Company provides its customers with a one year "swap out" warranty against defects in parts or workmanship on all new or refurbished units from the date of delivery, generally defined as FOB, DiaSys. This means that in the event a unit fails from a defect in parts and/or workmanship during the warranty period, the Company will replace the unit with a new or refurbished unit at the Company's option. For service after the initial year of warranty, the Company offers an optional extended warranty protection plan, a service plan, and also provides repair and service at an hourly rate plus parts. The Company experiences minimal additional costs associated with its warranty obligations.

Trade Secrets, Patents And Trademarks Patents

The Company has been granted numerous patents on its "R/S" and "FE" series technology. Three such patents have been issued by the United States Patent and Trademark Office both on the concept and specific architecture of our urine and feces workstation products. We have also been granted similar patent protection in Canada, Brazil, Japan, Singapore, Taiwan, Austria, Belgium, Denmark, England, France, Germany, Greece, Ireland, Italy, Luxembourg, Liechtenstein, Monaco, the Netherlands, Portugal, Spain, Sweden and Switzerland. We have additional applications for patents pending, both domestic and abroad.

Trade Names

The Company has been granted trade name protection for DiaSys, UriZyme (an enzyme based cleaning material) and Uriprep (a repair and maintenance kit). The Company has additional applications pending for trade names in the United States, Europe and Pacific Asia.


FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations ofsuch words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors shouldcarefully review the factors set forth in this prospectus under "Risk Factors."


RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Our operating results are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

Our operating results have fluctuated in the past and are likely to continue to fluctuate in the future on annual and quarterly basis, due to numerous factors, many of which are outside of our control. Some of the factors that may cause these fluctuations include:

-changing market demand for, and declines in the average selling prices of, our products;

-the timing of and delays or cancellations of significant orders from major customers;

-the loss of one or more of our major customers;

-the cost, availability and quality of components from our suppliers;

-the cost, availability, and quality of assemblies from contract and subcontract manufacturers;

-the lengthy sales and design-in cycles for original equipment manufacturer, or OEM, products;

-delays in the introduction of our new products;

-competitive product announcements and introductions;

-development of new technologies by our competitors;

-changes in customer preferences;

-changes in the regulatory environment, product health and safety concerns;

-general economic conditions.

We have a history of losses and expect to continue to incur losses.

We have experienced net losses during each fiscal period since we began operations in 1992. We incurred net losses of approximately $(239,127) for the three months ended September 30, 2000, , net losses of approximately $(945,766) for the fiscal year ended June 30, 2000 and net losses of approximately $(1,071,686) for the fiscal year ended June 30, 1999. We cannot predict when, if ever, we will achieve profitable operations. Our ability to become profitable will depend, among other things, on our (1) development of our proposed products, (2) obtaining of regulatory approvals of our proposed products on a timely basis and (3) success in manufacturing, distributing and marketing our current and/or proposed products.

We may need additional financing.

We believe that our current cash and cash equivalents are sufficient to support during the next twelve months our operational requirements as well as the continued development and marketing of our products and technologies.
However, in the event that our plans or assumptions change or prove to be inaccurate, we may be required to seek additional financing. We have not made arrangements for, and may not be able to obtain, additional external financing on acceptable terms, or at all. If we cannot obtain such additional financing, we may need to modify our business objectives or reduce or cease certain or all of our product development programs and other operations.

We must maintain the ability to quickly adapt to technological changes and customer preferences.

The laboratory equipment market is subject to frequent and rapid changes in technology and customer preferences. Our competitors may develop new products that are more useful or less costly than our products. This could cause our products to become obsolete. We cannot provide assurances that we will be able to develop new products in response to changes in technology or customer preferences.

The laboratory equipment industry is highly competitive and many of our potential competitors have greater financial and technological resources.

We expect to encounter competition in the laboratory equipment industry from numerous existing companies, including large international enterprises and others entering the industry. Although we believe that the "R/S", "FE" and CytoSys series workstations are currently the only products of their type in the market, competing technologies exist such as: (i) traditional use of a microscope to examine a glass slide of human body fluids; (ii) traditional use of a microscope to examine human body fluids introduced into a pre-formed plastic slide assembly; (iii) a video imaging system which automatically "recognizes" and "counts" pre-stored images of "common shapes" found in human body fluids; (iv) a laser based system which detects "abnormal" urines thereby reducing the number which must be manually analyzed; and, (v) pre-screening using chemically treated reagent or "dip" strips.

Many our competitors and potential competitors have substantially greater resources, including capital, research and development, personnel and manufacturing and marketing capabilities, and also may offer well established, broad product lines and ancillary services. Some of our competitors have long-term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry to our products. Competing companies may succeed in developing products that are more efficacious or less costly, and such companies may also be more successful than us in production and marketing. Rapid technological development by others may result in our products becoming obsolete before we recover a significant portion of the research, development and commercialization expenses incurred with respect to those products. There can be no assurance that we will be able to compete successfully.

We are dependent on proprietary rights, and must not infringe upon the proprietary rights of others.

We have sought and will continue to seek proprietary protection for our products to attempt to prevent others from commercializing equivalent products in substantially less time and at substantially lower expense. Our success may depend on our ability to (1) obtain effective patent protection within the United States and internationally for our proprietary technologies and products, (2) defend patents we own, (3) preserve our trade secrets, and
(4) operate without infringing upon the proprietary rights of others.

Patents, trademarks, licenses and other proprietary rights may not fully protect us. While we have obtained patents and have several patent applications pending, the extent of effective patent protection in the United States and other countries is highly uncertain and involves complex legal and factual questions. No consistent policy addresses the breadth of claims allowed in or the degree of protection afforded under patents of medical and pharmaceutical companies. Patents we currently own or may obtain might not be sufficiently broad to protect us against competitors with similar technology. Any of our patents could be invalidated or circumvented.

Our patent applications may not be approved on a timely basis or ever. The patent application and issuance process takes years, and may be expensive. We might not obtain all of the United States patents we have applied for related to the "R/S" and "FE" series or other technology or products that we may develop. In addition, we do not have and may never obtain foreign patents equivalent to the claims in our U.S. patents.

Our commercial success may depend upon our avoidance of infringement of patents issued to competitors. Because a United States pending patent application is confidential, we cannot know the inventions claimed in pending patent
applications filed by third parties.   We may need to defend or enforce our
patent and license rights or determine the scope and validity of the proprietary rights of others through litigation. Defense and enforcement of patent claims may be expensive and time-consuming, even when the outcome is in our favor. Defense and enforcement actions may use substantial resources originally allocated to other activities such as studies and continuing development of our products and technologies. While we believe that our patents will prevail in any potential litigation, we can provide no assurance that any holders of these competing patents will not commence a lawsuit against us or that we will prevail in any such lawsuit. We have obtained insurance in the sum of $500,000 with a 25% co-payment provision, to cover legal fees and expenses in prosecuting and/or defending our patents. In the event of an unfavorable outcome in any patent infringement suit, we may be required to:

-assume significant liabilities to third parties,

-obtain licenses from third parties,

-alter our products or processes, or

-cease altogether any of our related research and development activities or product sales.

We rely on agreements with third parties to protect our rights to certain technology. We may encounter disputes regarding the proprietary rights to technological information that employees, consultants, advisors or other third parties independently develop and apply to any of our proposed products. These disputes might not be resolved in our favor. We may also rely on trade secrets and proprietary know-how that may become known to others despite our efforts to keep them confidential. Although we seek to protect our trade secrets and proprietary know-how in part by our confidentiality agreements with employees, consultants, advisors or others, these parties may breach their agreements, and we might not obtain adequate remedies. Similarly, competitors may discover or independently develop our trade secrets or proprietary know-how in such a manner that we have no legal recourse.

Our failure to receive governmental approvals for our proposed products on a timely basis, or ever, could damage our business, financial condition and results of operations.

Generally, we must obtain governmental clearance before marketing our products in the United States. The process of obtaining the required regulatory approvals is lengthy, expensive and uncertain. Moreover, regulatory approval, if granted, may include limitations on the approved uses of a product. If we fail to comply with applicable regulatory requirements we may incur fines, suspensions of approvals, product seizures, injunctions, recalls of products, operating restrictions and criminal prosecutions. If we fail to receive clearances to commence clinical studies or to market products, it would adversely affect the results of our future operations. Our manufacturing processes are also subject to stringent federal, state and local regulations. We must comply with regulations regarding the use, generation, manufacture, storage, handling and disposal of certain materials and wastes, and regarding the manufacture, testing, labeling, record keeping, and storage of diagnostic devices.

Variations in the regulatory requirements of foreign authorities could delay our introduction of products into countries outside the United States and limit our marketing scope.

Because we intend to sell and market our products outside the United States, we will be subject to foreign regulatory requirements governing the conduct of clinical trials, product licensing, pricing and reimbursements. These requirements vary widely from country to country. Our failure to meet each foreign country's requirements could delay our introduction of our proposed products in the respective foreign country and limit our revenues from sales of our proposed products in foreign markets.

Our failure to comply with regulatory requirements could subject us to regulatory or enforcement actions.

Even if we obtain regulatory approvals, the FDA and comparable foreign agencies continually review and regulate marketed products. A later discovery of previously unknown problems or our failure to comply with the applicable regulatory requirements could subject us to regulatory or judicial enforcement actions. These actions could result in the following:

-recalls or seizures of our proposed products,

-restrictions on marketing of our proposed products,

-regulatory authorities' refusal to approve new products or withdrawal of existing approvals,

-enhanced product liability exposure,

-injunctions,

-civil penalties, or

-criminal prosecution.

Our business may be adversely affected by changes in government regulations.

	In recent years, the government has implemented reductions for Medicare reimbursements for capital equipment. We believe that this has caused some doctors and hospitals to reduce the number of tests that they perform, thus diminishing the relative cost-effectiveness of our products. In addition, many hospitals have imposed more intense reviews of capital acquisitions. Although the foregoing developments may adversely affect our sales, we believe our products are cost-effective regardless of reimbursement policies.

We are dependent on subcontractors for the production of our products.

We rely on subcontractors to manufacture certain components of our products, based on our specifications. The risks associated with reliance on subcontractors include:

-subcontractors may fail to meet our requirements for quality, quantity, timeliness, or pricing;

-our contracts with subcontractors may expire and we may not be able to renew the contracts; and

-although we have developed alternate qualified vendors for our critical raw materials and supplies, we may not be able to find or obtain additional substitute vendors, if required.

We expect to continue to incur substantial marketing costs.

We currently market our products through regional sales managers in North America and through independent distributors in several foreign countries. We have incurred and expect to continue to incur substantial costs in connection with marketing and sales efforts. However, we cannot provide assurance that our efforts will result in significantly greater product recognition or market penetration, or significantly increased levels of revenues.

We are dependent on key personnel.

Our success is dependent upon the continued involvement of key personnel, including Todd M. DeMatteo, our Chief Executive Officer and President. If Mr. DeMatteo left the Company, it would be difficult for us to find an adequate replacement. In addition, we must attract and retain other talented individuals in order to carry out our business objectives. The competition for such persons is intense and there are no assurances that these individuals will be available when needed.

We are exposed to product liability risks.

We face potential liability in connection with the use of our products.   We
have purchased product liability insurance in the amount of $2,000,000. We believe that this insurance coverage is sufficient for our current business operations. However, potential claims may exceed this level of coverage. In addition, the present level of coverage may not be available in the future at a reasonable cost. A partially or completely uninsured successful claim against us could have a material adverse affect on our business.

Revenue growth may be delayed by lengthy sales and implementation cycles.

The period between initial contact with a potential customer and the customer's purchase of our products is often long and may have delays associated with the lengthy budgeting and approval process of such potential customers. To successfully sell our products, we must educate potential customers regarding the use and benefit of such products, which can require significant time and resources.

We must effectively manage our growth.

To date, our growth has caused a significant strain on our management, operational, financial and other resources. Our ability to effectively manage growth will require us to improve our management, operational and financial processes and controls. The failure to effectively manage growth could materially and adversely affect our business and operating results.

The price of our common stock is volatile.

The price of our Common Stock has been volatile. For example, from January 1, 2000 to December 1, 2000 our Common Stock has traded as high as $ $9.25 per share and as low as $3.88 per share. The price of our Common Stock is likely to continue to be volatile due to a number of factors, including:

-variations in operating results or growth rates;

-the introduction of new products by us or by our competitors;

-market conditions in the industry generally;

-additions or departures of key personnel; and

-general economic conditions.

There may be a limited market for our Common Stock.

At times, there is not a high volume of trading of our Common Stock. Simply stated, there have been relatively few buyers and sellers of our Common Stock. A limited volume of transactions may make it difficult for a stockholder to sell our Common Stock.

We do not anticipate paying any dividends on our Common Stock in the near future.

We have not previously paid any dividends on our Common Stock and we do not plan on paying any dividends in the near future. We intend to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business. Investors who anticipate the need for immediate dividend income from their investment should refrain from the purchase of our securities.

We may issue additional shares of stock.

We have authorized the issuance of 99,900,000 shares of Common Stock and 100,000 shares of Preferred Stock of which 4000 are designated as Series A Preferred Shares. As of the date of this prospectus, 6,386,996 shares of Common Stock and 4,000 Series A Preferred Shares have been issued and 2,800 are outstanding. We may issue additional shares of stock without prior stockholder approval. If we issue additional shares, existing stockholders will experience dilution in the percentage ownership of our Common Stock. Existing stockholders will also experience dilution if our Series A Preferred Shares, options or Warrants are converted into Common Stock. In addition, we may issue additional shares of stock or other securities as a method of discouraging, delaying or preventing a change in control of the Company.


USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of Common Stock offered by this prospectus. All proceeds from the sale of the shares covered by this prospectus will be for the account of the Selling Shareholders that convert their Series A Preferred Shares and exercise their Warrants and become Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution." However, we may receive up to $330,002.03, assuming all of the Warrants are exercised at a price of $9.1025, and the Selling Shareholders do not exercise the Warrants in whole or in part by means of certain "cashless exercise" provisions set forth in the terms of the Warrants. All proceeds, if any, received by us from the exercise of the Warrants will be added to our working capital.

SELLING SHAREHOLDERS

The shares of Common Stock covered by this prospectus have been issued or will be issued upon conversion of the Series A Preferred Shares and the exercise of the Warrants to purchase shares of Common Stock which were issued in connection with our recent private placement. The number of shares of Common Stock that may be actually sold by the Selling Shareholders will be determined by such Selling Shareholders.

Pursuant to a Stock Purchase Agreement by and among the Company and the Selling Shareholders, dated as of February 7, 2000, as amended on June 28, 2000 and November 15, 2000, the Selling Shareholders were issued 4,000 shares of the Series A Preferred Shares and 149,308 Warrants to purchase shares of Common Stock. In accordance with the terms of a Registration Rights Agreement dated as of February 7, 2000, we registered the shares of Common Stock underlying 3,000 Series A Preferred Shares and 113,054 Warrants issued in February and June, 2000 pursuant to: (i) a Registration Statement on Form S-3 (File No. 333-32496) filed with the Securities and Exchange Commission on March 15,
2000; and (ii) a Registration Statement on Form S-3 (File No. 333-32496) filed with the Securities and Exchange Commission on July 14, 2000. We are registering the shares of Common Stock underlying 1,000 Series A preferred shares and 36,254 Warrants issued on November 15, 2000 under the Registration Statement of which this Prospectus is a part.

As of the date hereof, the Selling Shareholders have: (i) converted a total of 1,200 shares of their 4,000 Series A Preferred Shares and received a total of 245,340 shares Common Stock; and (ii) exercised Warrants pursuant to certain "cashless exercise" provisions and received a total of 10,876 shares of Common Stock. All of such shares of Common Stock were subsequently sold pursuant the Registration Statements filed with the Securities and Exchange Commission on March 15, 2000 and on July 14, 2000.

The following table sets forth certain information with respect to each of the Selling Shareholders, as of the date of this prospectus, including: (i) the name of the Selling Shareholder; (ii) the number of shares of Common Stock ("C.S") presently owned by the Selling Shareholder, (iii) the number of shares of Common Stock which the Selling Shareholder may own if all of the Selling Shareholder's shares of Preferred Stock are converted and all of the Selling Shareholder's Warrants are exercised and (iv) the number of shares of Common Stock that are being offered for sale for the Selling Shareholder's account by this prospectus. None of the Selling Shareholders has, or within the past three years has had, any position, office or other material relationship with the Company or its affiliates.



                     Number of       Number of      Number of     Number of
                  Shares of C.S.  Shares of C.S.  Shares of C.S. Shares of C.S.
                   Beneficially     Owned Upon       Being       to be Owned
Name of            Owned before   Full Conversion  Registered    after this
Selling            Offering (3)    and Exercise     by this       Offering
Shareholder                         (1)(3)(4)      Prospectus     (2)(3)(4)

B.H. Capital
Investments, L.P.
175 Bloor Street
East South Tower,
7th Floor
Toronto, Ontario,
Canada                258,824          118,127        375,000       140,257
                                        (1.8%)                       (2.2%)

Excalibur Limited
Partnership
33 Prince Arthur
Avenue
Toronto, Ontario,
Canada                258,824          118,127        375,000       140,257
                                        (1.8%)                       (2.2%)


(1) Represents the number of shares of Common Stock that the Selling Shareholder may acquire upon conversion of the Series A Preferred Shares and the exercise of Warrants to purchase Common Stock and assumed conversion price of $5.00 per share. The actual conversion price of the Series A Preferred Shares is the lowest of (i) the average of the closing bid prices for the Company's Common Stock for the five trading days prior to the date of conversion, (ii) the average of the two lowest closing bid prices in the 15 days prior to the date of conversion or (iii) $5.00. The number of shares of Common Stock that the Selling Shareholder may acquire upon conversion is equal to the sum of the number of shares of Series A Preferred Shares to be converted times $1,000 the stated value of each share of Preferred Stock, plus 8% of such amount per year, which accrues daily while the Series A Preferred Shares remains unconverted, divided by the conversion price. The maximum conversion price of the Series A Preferred Shares is $5.00. Until November 15 2001, the minimum conversion price will be the lower of $2.50 or 50% of the conversion price on May 14, 2001. After May 14, 2001, there will be no minimum conversion price. Therefore, if the market price of the Common Stock declines below the assumed conversion price, the number of shares that the Selling Shareholder may acquire upon conversion will increase. Such number of shares assumes: (i) the full conversion and exercise of all of the Series A Preferred Shares and the Warrants; (ii) assumes the Series A Preferred Shares remains unconverted for only one year; and (iii) does not take into account any additional adjustments, rights and preferences as set forth in the terms of the Series A Convertible Preferred Stock Certificate of Designations filed with the Secretary of State of the State of Delaware on February 3, 2000.

(2) Assumes the sale of all shares of Common Stock registered by this prospectus, only. It does not assume the sale of shares registered under the Company's Registration Statement on Form S-3, Registration No. 333-32496, filed with the SEC on July 14, 2000.

(3) Shares beneficially owned as of December 5, 2000

(4) Percentage of shares owned is based on 6,386,996 shares of common stock issued and outstanding as of December 5, 2000.

The following table shows the number of Series A Preferred Shares owned by each Selling Shareholders, and the number of shares of Common Stock that it may acquire upon conversion at various assumed conversion prices, and the number of shares of Common Stock it may purchase upon exercise of its Warrants.

Name of Selling              B.H. Capital              Excalibur Limited
Stockholder                Investments, L.P.              Partnership
Total Number of Shares
of Series A Convertible
Preferred Stock Owned (1)        500                          500

Number of Shares of
Common Stock That May
Be Acquired Upon Conversion
of Series A Convertible
Preferred Stock at Assumed
Conversion Price
                $2.50 (2)      200,000                       200,000
                $5.00 (2)      100,000                       100,000

Number of Shares That May
Be Purchased Upon The
Exercise of Warrants (3)        18,127                        18,127



(1) Does not include Series A Preferred Shares acquired on June 28, 2000.

(2) Such number of shares assumes: (i) the full conversion of all of the Series A Preferred Shares; (ii) assumes the Series A Preferred Shares remains unconverted for only 1 year from the date it was issued; and (iii) does not take into account shares of common stock issuable with respect to the 8% accrual amount or any additional adjustments, rights and preferences as set forth in the terms of the Series A Stock Certificate of Designations with the Secretary of State of the State of Delaware on February 3, 2000.

(3) Such number of shares assumes: (i) that the Selling Shareholders fully exercise 18,127 Warrants each; and (ii)the Selling Shareholders do not exercise the Warrants in whole or in part by means of certain "cashless exercise" provisions set forth in the terms of the Warrants.

The Company is registering the shares for resale by the Selling Shareholders in accordance with registration rights granted to the Selling Shareholders. The Company will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our and their counsel in connection with this offering, but the Selling Shareholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, the Company has agreed to indemnify the Selling Shareholders and any underwriters who may be selected by the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, in connection with the offering. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act of 1933. The Selling Shareholders have agreed to indemnify us and our directors and officers, as well as any person controlling the Company, against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors or officers, or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.


PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the shares of Common Stock covered by this prospectus on the Nasdaq SmallCap Market, or otherwise, at prices and under terms then prevailing or at prices related tothe then current market price, at varying prices or at negotiated prices. The shares of Common Stock covered by this prospectus may be sold, without limitation, by one or more of the following means of distribution:
(a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq Smallcap Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions in other ways not involving market makers or established trading markets including: (i) direct sales to purchasers or sales effected through agents, (ii) through transactions in options, swaps or other derivatives (whether exchanged listed or otherwise), or (iii) to cover short sales. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the shares covered by this prospectus, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company's Common Stock short and deliver the shares covered by this prospectus to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge the shares covered by this prospectus to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required tofulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of the shares offered hereby in the market and to the activities of the Selling Shareholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Shareholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The Selling Shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation and bylaws contain certain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and/or officers. We have been informed that in the opinion of the Securities and Exchange Commission, our indemnification of our directors, officers or controlling persons for liabilities arising under the Securities Act of 1933, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

TRANSFER AGENT

Continental Stock Transfer & Trust Company is the registrar and transfer agent for our Common Stock.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered hereby will be passed upon for the Company by Rosenman & Colin LLP of New York, New York.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-KSB of DiaSys Corporation, for the year ended
June 30, 2000, have been so incorporated in reliance on the report of Wiss & Company LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

MATERIAL CHANGES

On February 7, 2000, Registrant entered into an Agreement pursuant to which it agreed to sell up to 4,000 Series "A" Convertible Preferred Shares (the "Preferred") and accompanying 5 year warrants (the "Warrants") to purchase common shares, to two unaffiliated accredited investors, B.H. Capital Investments, L.P. and Excalibur Limited Partnership, both of Toronto,
Ontario, Canada. The terms of the Preferred are as provided for in Certificate of Designations filed with the Secretary of the State of Delaware. The Agreement provides that the investors will purchase the Preferred and Warrants in three tranches: the first tranche of $1 million was purchased on February 7th, 2000; the second tranche of $2 million was purchased on June 28th, 2000; and the final tranche of $1 million was purchased on November 15, 2000.

The pro forma balance sheet ( See CONSOLIDATED PRO FORMA BALANCE SHEET below) gives effect to (i) the issuance of the final tranche of 1,000 shares of preferred stock for $891,500, net of $108,500 for offering expenses and legal and accounting fees, (ii) conversion of 200 shares of preferred stock into 41,352 shares of common stock, and (iii) the exercise of options to purchase 60,000 shares of common stock at $4.20 per share.



                      DIASYS CORPORATION & SUBSIDIARY

                    CONSOLIDATED PRO FORMA BALANCE SHEET
                                (Unaudited)

                     			ASSETS

                                September 30,      Pro Forma      September 30,
                                    2001          Adjustments          2000
                                 (Pro Forma)                       (Unaudited)

CURRENT ASSETS:

Cash and equivalents             $2,693,091       1,143,500 (a)    $ 1,549,591

Accounts receivable,
less allowance for doubtful
accounts of $40,000                 678,828                            678,828

Finance receivables, net            159,515                            159,515

Inventories                         443,517                            443,517

Prepaid expenses and other
current assets                      159,285                            159,285

Total Curent Assets               4,134,236                          2,990,736


EQUIPMENT, FURNITURE AND
FIXTURES, LESS  ACCUMULATED
DEPRECIATION                        295,845                            295,845

OTHER ASSETS:

Computer software, less
accumulated amortization             18,348                             18,348

Patents, less accumulated
amortization                         58,008                             58,008

Deferred acquisition                 13,795                             13,795

Capitalized technology, less
accumulated amortization            216,439                            216,439

Long-term finance receivables,
net                                 260,145                            260,145

Total Assets                     $4,996,816                         $3,853,316




              			LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES

Accounts payable and
accrued expenses                   $343,688                           $343,688

Line of Credit                      109,007                            109,007

Total Current Liabilities           452,695                            452,695

COMMITMENTS:



Long-term debt                       50,455                             50,455

Total Liabilities                   503,150                            503,150

STOCKHOLDERS' EQUITY:

Preferred stock $.001 par value:
Authorized 100,000 shares,
outstanding 2,000 at 9/30/00
and 2,800 pro forma                       3             1 (b)                2

Common stock $.001 par value:
Authorized 99,900,000 shares,
outstanding 6,285,644 at
9/30/00 and 6,386,996 pro forma       6,386           101 (c)            6,285

Additional paid-in-capital       12,798,651     1,143,398 (d)       11,655,253

Accumulated deficit              (8,311,374)                        (8,311,374)

Total Stockholders' Equity        4,493,666                          3,350,166

Total Liabilities and
Stockholders' Equity              4,996,816                         $3,853,316


(a)Cash increased by $891,500 due to the issuance of 1,000 shares of Series A preferred stock, par value $.001, and $252,000 due to the exercise of 60,000 warrants with an exercise price of $4.20.

(b)The Company issued 1,000 shares of Series A preferred stock.
Additionally, with the conversion of 200 shares of Series A preferred stock to 41,352 shares of Common Stock, preferred stock decreased by $.200.

(c)The issuance of 60,000 Common Shares from the 60,000 warrants and 41,352 Common Shares from the conversion of 200 shares of Series A preferred stock.

(d)Additional-paid-in-capital ("APIC") increased by (i) 891,499 from the issuance of Series A preferred stock, and (ii) $251,940 from the exercise of 60,000 warrants. APIC decreased by $41 due to the Series A preferred stock conversion.


========================================================================



PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN
THIS PROSPECTUS. NEITHER DIASYS NOR ANY SELLING STOCKHOLDER HAS
AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY
JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR
ANY SALE OF THE SHARES.



==========================================================================
===========================================================================


750,000  Shares


DIASYS CORPORATION


--------------

Common Stock

--------------

PROSPECTUS


                          , 2000




===========================================================================
DIASYS CORPORATION

REGISTRATION STATEMENT ON FORM S-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


===========================================================================

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates.

Accounting fees and expenses        $  3,500
Legal fees and expenses               20,000
Finder's Fee                          80,000
Miscellaneous                          5,000

Total                               $108,500



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws limits the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability
(i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DiaSys, arising out of such person's services as a DiaSys director or officer, any subsidiary of DiaSys or any other company or enterprise to which the person provides services at our request.

DiaSys' Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.


ITEM 16. EXHIBITS


Exhibit
Number	       Description
----------- 	-------------

4.1          Form of Common Stock certificate (1)
5.1          Opinion of Rosenman & Colin LLP
23.1         Consent of Rosenman & Colin LLP regarding the validity of the
             Common Stock being registered (incorporated in Exhibit 5.1)
23.2         Consent of Wiss & Company LLP, independent accountants.
24.1         Power of Attorney (contained on Page II-5).
----------
(1)	Incorporated herein by reference to our Registration Statement on Form 8-A, filed with the Commission on October 20, 1994
      - -------

ITEM 17. UNDERTAKINGS

We, the undersigned Registrant, hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of
1933, each filing of the registrant's annual report pursuant to Section 13(a)
or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

We hereby further undertake that:

(1)	For the purpose of determining any liability under the Securities Act of
1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement at the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of
1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.




SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut , on the 7th day of December 2000.

DIASYS CORPORATION
REGISTRANT


By: /s/ Todd M. DeMatteo
Todd M. DeMatteo, President,
Chief Executive Officer and a Director


POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd M. DeMatteo as his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on December 7, 2000 by the following persons in the capacities indicated.



/s/ Marshall A. Smith
Marshall A. Smith
Vice President of Finance and Administration and Chief Financial Officer


/s/ Conard R. Shelnut                /s/ Dr. Robert H. Engel
Conard R. Shelnut 			                 			Dr. Robert H. Engel
Secretary and a Director                 Director

/s/ Robert P. Carroll                /s/ Anthony P. Towell
Robert P. Carroll                        Anthony P. Towell
Director                                 Director



EXHIBIT INDEX







Exhibit
Number	        Description
----------- 	-------------

4.2	         Form of Common Stock certificate (1)
5.1          Opinion of Rosenman & Colin LLP
23.2	        Consent of Rosenman & Colin LLP regarding the validity of the
             Common Stock being registered (incorporated in Exhibit 5.1)
23.2         Consent of Wiss & Company LLP, independent accountants.
24.1         Power of Attorney (contained on Page II-5).
- -------
(1)	Incorporated herein by reference to our Registration Statement on Form 8-A, filed with the Commission on October 20, 1994



EXHIBIT 5.1

Letterhead of Rosenman & Colin LLP



DiaSys Corporation
49 Leavenworth Street
Waterbury, CT 06702

December 6, 2000

Gentlemen:

We refer to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by DiaSys Corporation, a Delaware corporation (the
"Company"), with the Securities and Exchange Commission.   The Registration
Statement covers the registration of 750,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), for issuance upon conversion of the Company's Series A Convertible Preferred Stock and exercise of the Warrants as described in the Registration Statement.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the 750,000 shares of Common Stock have been duly authorized and, upon conversion of the Company's Series A Convertible Preferred Stock and exercise of such Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Rosenman & Colin LLP









EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors DiaSys Corporation

We consent to incorporation by reference in the Registration Statement on Form S-3 of DiaSys Corporation and subsidiaries of our report dated August 17, 2000 relating to the balance sheet of DiaSys Corporation as of June 30, 2000 and 1999 and the related statements of operations, stockholder's equity, and cash flows for the two years then ended. We also consent to the reference to our firm under the heading "Experts" in the prospectus.


WISS & COMPANY, LLP

Livingston, New Jersey
December 6, 2000